                                                                     EXHIBIT 3.3

                            CERTIFICATE OF DECREASE
                                      OF
                     SERIES A CONVERTIBLE PREFERRED STOCK
                                      OF
                          BOSTON LIFE SCIENCES, INC.

       (PURSUANT TO SECTION 151 OF THE DELAWARE GENERAL CORPORATION LAW)


          BOSTON LIFE SCIENCES, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that, pursuant to Sections 141 and 151 of the Delaware General Corporation Law and the authority vested in the Board of Directors of the Corporation by Article Fourth of the Amended and Restated Certificate of Incorporation, the Board of Directors of the Corporation, by resolution dated June 28, 1999, at a meeting, did authorize and direct that the number of authorized shares of Preferred Stock designated as Series A Convertible Preferred Stock be reduced from 264,000 to 13,404.

          IN WITNESS WHEREOF, this Certificate of Decrease has been executed and filed as of this 29th day of June, 1999.


                              BOSTON LIFE SCIENCES, INC.


                              By:  /s/ Joseph P. Hernon
                                   --------------------
                                   Joseph P. Hernon
                                   Secretary, Vice President and
                                   Chief Financial Officer

                                       1